MC LAW GROUP
A Professional Corporation

4100 Newport Place, suite 830
Newport Beach, California 92660-2422
Telephone: 949.250.8655
Facsimile:  949.250.8656

                    Opinion of Counsel and Consent of Counsel

Board of Directors
Rapid Bio Tests Corporation

April 1, 2004

Re: Registration Statement on Form S-8

Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of the 6,000,000 shares of common stock issuable under the Rapid Bio Tests Corporation 2003 Stock Option Plan, as amended, under which no options are currently granted, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the aforementioned plan and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of Rapid Bio Tests Corporation's common stock. We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Sincerely,

/s/ MC Law Group
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MC Law Group